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                                                                      Exhibit 99
FOR IMMEDIATE RELEASE                                              PRESS RELEASE
FOR MORE INFORMATION, CONTACT:
Julie K. Gottlieb
Director of Investor Relations & Communications
(203) 341-4262

                    PLAYTEX PRODUCTS TO ACQUIRE BABY MAGIC(R)
                 Expands Market-leading Presence in Infant Care
                 ----------------------------------------------

WESTPORT, CT (MAY 13, 1999) - PLAYTEX PRODUCTS, INC. (NYSE:PYX), a leading diversified consumer and personal products company, announced today that it had reached a definitive agreement to acquire the Baby Magic(R) brand of infant-related bath, lotion, shampoo, oil and powder products in the U.S., Canada, and Puerto Rico from Colgate-Palmolive Company (NYSE:CL) for $90 million in cash. Colgate will retain the rights to the brand for all geographic regions outside of the U.S., Canada, and Puerto Rico.

BABY MAGIC is the second-largest selling brand in the U.S. infant toiletries market with a 15% dollar share. In 1998, the BABY MAGIC brand generated net sales of $48.9 million in the region.

"The acquisition of BABY MAGIC adds another valuable franchise to our family of leading infant care brands and enables us to provide consumers with an even greater selection of high-quality infant care products," said Michael R. Gallagher, Chief Executive Officer of Playtex Products. "Including the recent addition of Diaper Genie, this marks Playtex's fourth acquisition in the infant care arena since January, 1998. As with our past acquisitions, we intend to grow the BABY MAGIC business by aggressively cross marketing our brands to expectant and new mothers and by leveraging our category management capabilities and strong relationships with infant care retailers."

Playtex intends to finance the acquisition with an increase in its existing Senior Secured Credit Agreement. The transaction, which is not subject to shareholder approval, is expected to close in mid-June following regulatory approval. Playtex expects the acquisition to have little impact on earnings in 1999 and then be accretive to earnings in 2000 and thereafter.

Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of consumer and personal products. INFANT CARE is the largest business segment and market leader with PLAYTEX infant feeding products, BINKY pacifiers, CHUBS baby wipes, WET ONES, DIAPER GENIE and MR. BUBBLE. FEMININE CARE offers a wide range of PLAYTEX tampons and leads the plastic applicator segment. SUN CARE includes the #2-selling BANANA BOAT and BIOSUN. HOUSEHOLD PRODUCTS includes WOOLITE rug and upholstery cleaning products and PLAYTEX GLOVES, the leader in the household latex glove market. PERSONAL GROOMING includes market leaders BINACA and OGILVIE.

WITH THE EXCEPTION OF THE HISTORICAL INFORMATION CONTAINED IN THE RELEASE, THE MATTERS DESCRIBED HEREIN CONTAIN FORWARD- LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE A NUMBER OF RISKS, UNCERTAINTIES OR OTHER FACTORS BEYOND THE COMPANY'S CONTROL, WHICH MAY CAUSE MATERIAL DIFFERENCES IN ACTUAL RESULTS, PERFORMANCE OR OTHER EXPECTATIONS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE ABILITY TO COMPLETE AND INTEGRATE THE ACQUISITION, COMPETITIVE MARKET PRESSURES IN THE BABY TOILETRIES MARKET, DEPENDENCE ON KEY BABY MAGIC CUSTOMERS AND OTHER FACTORS DETAILED IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE SUCH INFORMATION.

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